Exhibit 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT ("Agreement") is entered into effective as of January 31, 2020 (the "Effective Date"), by and between Predictive Oncology, Inc., a Delaware corporation (the "Company"), and Carl Schwartz ("Holder").

INTRODUCTION

A.           Holder is the Company's CEO and the holder of the following two promissory notes issued by the Company: (i) that certain Second Amended and Restated Promissory Note dated February 6, 2019 in the principal amount of $1,620,000.00 and bearing eight percent (8%) interest per annum (the "First Note") and (ii) that certain Amended and Restated Promissory Note dated July 15, 2019 in the principal amount of$315,000.00 and bearing eight percent (8%) interest per annum (the "Second Note, and together with the First Note, the "Existing Notes").

B.           In connection with the loan evidenced by the First Note, the Company also issued Holder that certain Third Amended and Restated Common Stock Purchase Warrant dated May 21, 2019 (the "Warrant"). As of the Effective Date, Holder has not exercised the Warrant with respect to any shares of the Company's common stock ("Common Stock").

C.                 The Company is in default under the Second Note, which was due in full on December 31, 2019, and will not be able to pay the First Note when due in full on February 8, 2020.

D.                 The Company does not believe it can refinance the Existing Notes and has requested that Holder grant an extension.

E.                  Holder is willing, and the Company has agreed, to exchange the Existing Notes and the Warrant for new consideration, pursuant to the terms and conditions of this Agreement, which were negotiated by the Company's Audit Committee on an arms-length basis with Holder.

AGREEMENT

Now, therefore, in consideration of the foregoing facts and premises, the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Exchange. Effective as of the Effective Date, Holder hereby delivers the Existing Notes and Warrant to the Company in exchange for:

(a) a promissory note issued by the Company in the original principal amount of $2,115,000 bearing twelve percent (12%) interest per annum and with a maturity date of September 30, 2020, in the form attached hereto as Exhibit A (the "New Note"); and

(b) $130,000, payable in 50,000 shares of Common Stock (the "Settlement Shares") based on a $2.60 closing bid price on the day before the Effective Date, as reported by Nasdaq.

Contemporaneously with the execution of this Agreement, Holder shall deliver to the Company the Existing Notes and the Warrant, which the Company shall mark "cancelled". Contemporaneously with the execution of this Agreement, the Company shall issue the New Note and the Settlement Shares to Holder (in the case of the latter, pursuant to an Instruction Letter and Opinion of Counsel in the form attached hereto as Exhibit B and C, respectively).

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2.                   Waiver of Any Default Under the Existing Notes. Holder hereby waives any default or breach that does or may exist under either of the Existing Notes, and acknowledges and agrees that upon his receipt of the New Note and the Settlement Shares, the Company shall no longer have any obligations under the Existing Notes or the Warrant.

3.                  Holder Representations. Holder hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Holder does not conflict with any other agreement binding upon Holder, and this Agreement represents the valid and binding obligation of Holder, enforceable in accordance with its terms; and (b) Holder is the record and beneficial owner of the Existing Notes and Warrant and has the full power, authority and capacity to transfer the Existing Notes and Warrant free and clear of any liens, pledges, security interests, restrictions of transfer or encumbrances of any kind or nature.

4.                  Company Representations. The Company hereby represents and warrants to Holder that:

(a) the execution, delivery and performance of this Agreement by the Company does not conflict with any other agreement binding upon the Company, and this Agreement represents the valid and binding obligation of the Company, enforceable in accordance with its terms; (b) the Company has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder; and (c) the Settlement Shares shall be validly issued, duly authorized and non-assessable.

5.                  General Provisions.

(a)                Paragraph/Section Headings; Gender; Number. The paragraph/section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(b)               Notices. All notices under this Agreement shall be in writing and may be given by personal delivery, express delivery, courier, U.S. mail, facsimile or email. Notice shall be effective upon receipt or refusal.

(c)                Right to Specific Performance. In view of the purposes of this Agreement, it is agreed that the remedy at law for failure of any party to perform would be inadequate and that the injured party, at its option, shall have the right to seek the specific performance of this Agreement in a court of competent jurisdiction.

(d)               Waiver and Cumulative Remedies. No failure or delay by any party in exercising any right under this Agreement shall constitute a waiver of that right. Other than as expressly stated herein, the remedies provided herein are in addition to, and not exclusive of, any other remedies of a party at law or in equity. In all cases of litigation, the prevailing party shall be entitled to collect from the other party any reasonable attorneys' fees and costs incurred in bringing any action against such party or otherwise to enforce the terms of this Agreement, as well as any attorneys' fees and costs for the collection of any judgments in the prevailing party's favor arising out of this Agreement.

(e)               Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the provision shall be modified by the court and interpreted so as best to accomplish the objectives of the original provision to the fullest extent permitted by law, and the remaining provisions of this Agreement shall remain in effect.

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(f)                 Assignment. No party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other parties. Any attempted assignment, delegation, or transfer in contravention of this Agreement shall be null and void ab initio.

(g)               Governing Law; Venue. The validity, construction and performance of this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Minnesota, without regard to its conflicts-of-law principles. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

(h)               Further Assurances. Each party shall execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

(i)                Entire Agreement; Counterparts. This Agreement, including any attachments and exhibits hereto, constitutes the entire agreement between the parties as to its subject matter and supersedes all previous and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by all parties. This Agreement may be executed electronically and in counterparts, which taken together shall form one legal instrument.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

PREDICTIVE ONCOWGY, INC.,
a Delaware corporation

By:	/s/ Bob Myers
Name:	Bob Myers
Its:	Chief Financial Officer

/s/ Carl Schwartz
Carl Schwartz